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                           EXHIBIT 23

                     STIFEL FINANCIAL CORP.
               CONSENT OF INDEPENDENT ACCOUNTANTS









We consent to the incorporation by reference in the registration statement of Stifel Financial Corp. and Subsidiaries on Form S-8 (file numbers 2-94326, 33-10030, 33-16150, 33-20568 and 33-53097)
and on Form S-3 (file number 33-53699), of our report dated February 25, 1996 on our audits of the consolidated financial statements and financial statement schedules of Stifel Financial Corp. and Subsidiaries as of December 31, 1995 and December 31, 1994, and for the years ended December 31, 1995 and December 31, 1994, the five-month transition period ended December 31, 1993 and the fiscal year ended July 30, 1993, which report is incorporated by reference in this Annual Report on Form 10-K.


                                     /s/ Coopers & Lybrand L.L.P.


St. Louis, Missouri
February 25, 1996